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TO HOLDERS OF 8 1/8% SENIOR NOTES DUE 2008

     AmerisourceBergen Corporation is offering to exchange (the "Exchange Offer") up to $500,000,000 of its newly registered 8 1/8% Senior Notes due 2008 ("New Notes") for its outstanding 8 1/8% Senior Notes due 2008 ("Existing Notes").

     Briefly, you may either:

          a. Tender all or some of your Existing Notes, along with a completed and executed Letter of Transmittal, and receive registered New Notes in exchange; or

          b.   Retain your Existing Notes.

     All tendered Existing Notes must be received on or prior to ___________, 2001 at 5:00 p.m., New York City Time, (the "Expiration Date"), as shown in the accompanying Prospectus.

     Please review the enclosed Letter of Transmittal and Prospectus carefully. If you have any questions on the terms of the Exchange Offer or questions regarding the appropriate procedures for tendering your Existing Notes and the Letter of Transmittal, please call [(214)468-6464] or write The Chase Manhattan Bank and Trust Company, National Association c/o The Chase Manhattan Bank, Corporate Trust Services, 2001 Bryan Street, 9th Floor, Dallas, TX 75202,
Attention: Mr. Frank Ivins.